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                                                                      EXHIBIT 12

                   STATEMENT REGARDING COMPUTATION OF RATIOS
                         (IN THOUSANDS, EXCEPT RATIOS)
                                  (UNAUDITED)

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED
        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                                NINE MONTHS           NINE MONTHS
                                                                   ENDED                 ENDED
                                                             SEPTEMBER 30, 1999    SEPTEMBER 30, 1998
                                                             ------------------    ------------------
Earnings:
Net loss...................................................       $(28,935)             $(35,124)
     Add:
       Equity in loss applicable to ordinary partnership
          interests of Globalstar, L.P.....................         48,244                35,124
     Interest expense......................................          2,510                22,197
                                                                  --------              --------
Earnings available to cover fixed charges(1)...............       $ 21,819              $ 22,197
                                                                  ========              ========
Fixed charges(2)...........................................       $ 21,819              $ 22,197
                                                                  ========              ========
Ratio of earnings to fixed charges and preferred stock
  dividends................................................             1x                    1x
                                                                  ========              ========

---------------
(1) The earnings of GTL available to cover fixed charges, consist solely of dividends from Globalstar, L.P. on the redeemable preferred partnership interests held by GTL.

(2) Fixed charges include interest expense and preferred dividends and related increase to redemption value of such preferred stock.

                                GLOBALSTAR, L.P.

                 DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES
        AND DISTRIBUTIONS ON REDEEMABLE PREFERRED PARTNERSHIP INTERESTS

                                                                NINE MONTHS           NINE MONTHS
                                                                   ENDED                 ENDED
                                                             SEPTEMBER 30, 1999    SEPTEMBER 30, 1998
                                                             ------------------    ------------------
Net loss...................................................      $(116,808)            $ (85,175)
Dividends on redeemable preferred partnership interests....        (21,819)              (22,197)
Capitalized interest.......................................       (153,293)             (130,706)
                                                                 ---------             ---------
Deficiency of earnings to cover fixed charges and
  distributions on redeemable preferred partnership
  interests................................................      $(291,920)            $(238,078)
                                                                 =========             =========